Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ExpressJet Holdings, Inc. 2007 Incentive Plan of our reports dated February 21, 2007, with respect to the consolidated financial statements and schedule of ExpressJet Holdings, Inc., management’s assessment of the effectiveness of internal control over financial reporting of ExpressJet Holdings, Inc., and the effectiveness of internal control of financial reporting of ExpressJet Holdings, Inc., included in the Annual Report (Form 10-K) of ExpressJet Holdings, Inc. for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

                                                                        /s/ ERNST & YOUNG LLP

Houston, Texas

May 23, 2007